Exhibit 99.1

NOTICE OF REDEMPTION

Foresight energy llc

Foresight energy finance corporation

Senior Secured Second Lien PIK Notes due 2021

144A CUSIP No. 345525 AD1 — ISIN No. US345525AD18*

REG. S CUSIP No. U34550 AD2 — ISIN No. USU34550AD27*

NOTICE IS HEREBY GIVEN THAT, pursuant to Section 3.01 of the Indenture, dated as of August 30, 2016 (as supplemented from time to time, the “Indenture”), by and among Foresight Energy LLC, a Delaware limited liability company (the “Company”), Foresight Energy Finance Corporation, a Delaware corporation (the “Co-Issuer” and together with the Company, the “Issuers”), the guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “Trustee”), and the third paragraph of Section 5 of the Senior Secured Second Lien PIK Notes due 2021 (the “Notes”), the Issuers have elected to redeem all of the outstanding Notes on April 27, 2017 (the “Redemption Date”), at a redemption price equal to 100.000% of the principal amount plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but excluding) the Redemption Date (which interest equals $19.999999973 per $1,000 of outstanding principal amount of Notes) (the “Redemption Price”).

Capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Indenture.

The Trustee also serves as paying agent under the Indenture.  Holders of the Notes called for redemption must surrender their Notes for redemption to the paying agent at the paying agent’s address indicated below in order to collect the Redemption Price.  The paying agent’s name and address for delivery of the Notes is as follows:

Wilmington Savings Fund Society, FSB
500 Delaware Avenue, 11th Floor Wilmington, Delaware 19801

Notes held through The Depository Trust Company (“DTC”) should be surrendered for redemption in accordance with DTC’s procedures therefor.

Unless the Issuers default in making the redemption payment, interest on the Notes called for redemption shall cease to accrue on and after the Redemption Date, and the only remaining right of the Holders of the Notes is to receive payment of the Redemption Price.

* Neither of the Issuers nor the Trustee shall be held responsible for the selection or use of the CUSIP or ISIN numbers nor is any representation made as to their correctness as printed on the Notes or as indicated in this Notice of Redemption.  They are included solely for the convenience of the Holders of the Notes.  The Holders of the Notes should rely only on the other identification numbers printed on the Notes.

IMPORTANT TAX INFORMATION

Under current United States federal income tax law, backup withholding, at a rate of 28%, generally may apply to the payment of gross redemption proceeds, unless (i) in the case of a corporate holder that is a beneficial owner of Notes and that is a United States person (as determined for U.S. federal income tax purposes), the paying agent has received a properly completed IRS Form W-9 setting forth the holder’s taxpayer identification number, or (ii) the holder otherwise establishes an exemption.  A holder that is a beneficial owner of Notes and that is not a United States person (as determined for U.S. federal income tax purposes) generally may establish an exemption from backup withholding by providing to the paying agent a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, upon which it certifies its foreign status.

By:Foresight energy llc

Foresight energy finance corporation
Dated:  March 28, 2017